AmeriPrime Funds Amendment No. 3

                  Agreement and Declaration of Trust

     1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby change the name of the "Twenty-First Century Contrarian Fund" series to the "The MAXIM Contrarian Fund."

     2. With the aforementioned name change, the AmeriPrime Funds consists of five (5) series of shares designated as follows: Carl Domino Equity Income Fund, AIT Vision U.S. Equity Portfolio, GLOBALT Growth Fund, Fountainhead Value Fund and The MAXIM Contrarian Fund (the "series").

     2. The relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

     3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                         /s/ Steve L. Cobb
                         Steve L. Cobb


                         /s/ Gary E. Hippenstiel
                         Gary E. Hippenstiel


                         /s/ Kenneth D. Trumpfheller
                         Kenneth D. Trumpfheller


March 5, 1996